Exhibit 99.1

FOR IMMEDIATE RELEASE

January 16, 2020

Codorus Valley Bancorp, Inc.

Reports Earnings For the Quarter and Year Ended December 31, 2019

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income of $4.5 million or $0.46 per share basic and diluted, for the quarter ended December 31, 2019, as compared to net income of $4.3 million or $0.44 per share basic and diluted, for the quarter ended December 31, 2018.  For the year ended December 31, 2019, the Corporation earned net income of $18.6 million or $1.89 per share basic and $1.88 per share diluted, compared to $19.5 million or $1.98 per share basic and $1.96 per share diluted, for the year ended December 31, 2018.  The lower net income was primarily the result of higher noninterest expense in 2019 as compared to 2018.  Higher personnel costs due to lower executive level vacancy rates and a write down on foreclosed real estate during the fourth quarter 2019 resulted in increased noninterest expense for the year 2019.

“Earnings for the fourth quarter 2019 increased slightly from the same period in 2018,” stated Larry J. Miller, Chairman, President/CEO.  Miller continued, “In November 2019, PeoplesBank announced it would be opening a full-service location in Lancaster City in a newly refurbished mixed use building. The new Connections Center, as this financial center will be branded, is projected to open in early spring 2020. We are excited to bring a fresh new banking experience to Lancaster City in order to meet the needs of this vibrant community. Lancaster City has been identified as a high growth market that is currently underserved.”

The Corporation’s net interest income for the three months ended December 31, 2019 was $16.2 million, an increase of $100,000 or 0.6 percent when compared to the net interest income of $16.1 million for the same period in 2018.  For the twelve months ended December 31, 2019 and December 31, 2018, net interest income was $63.9 million.  The Corporation’s tax-equivalent net interest margin was 3.66 percent for the year ended December 31, 2019 compared to the tax-equivalent net interest margin of 3.84 percent for the same period in 2018.  The decrease was attributed to a temporary increase in balance sheet liquidity and changes in the yield curve.

The provision for loan losses for the three months ended December 31, 2019 was $200,000 compared to $900,000 for the same period in 2018.  The decreased provision expense was primarily attributed to a decline in impaired loan balances and related specific reserve allocations for those loans, offset by increased specific reserve allocations on other impaired loans.  For the twelve months ended December 31, 2019, the provision for loan losses was $2.5 million compared to $2.7 million for the twelve months ended December 31, 2018.  The Corporation’s nonperforming assets ratio was 1.72 percent as of December 31, 2019, an increase from the nonperforming assets ratio as of December 31, 2018 of 1.67 percent and a decrease from 2.26 percent as of September 30, 2019.

Noninterest income for the fourth quarter of 2019 was $3.6 million, an increase of $300,000, or 10.1 percent, as compared to noninterest income of $3.2 million for the fourth quarter of 2018.  All categories of noninterest income for the three months ended December 31, 2019 showed increases compared to the same period in 2018, except for slight decreases in service charges on deposit accounts and gain on sales of securities.  For the twelve months ended December 31, 2019, noninterest income was $13.9 million, an increase of $600,000, or 4.5 percent compared to $13.3 million for the twelve months ended December 31, 2018.  Higher trust and investment services fees and income from bank owned life insurance were offset by costs associated with the Fallston financial center closure and lower gains on sale of loans held for sale for the year ended December 31, 2019.

Noninterest expense was $13.8 million for the fourth quarter of 2019, an increase of $900,000, or 6.8 percent, as compared to noninterest expense of $12.9 million for the fourth quarter of 2018.    For the year ended December 31, 2019, noninterest expenses totaled $51.7 million, an increase of $1.9 million, or 3.8 percent, as compared to $49.8 million for the year ended December 31, 2018.  Higher personnel costs and a write down of foreclosed real estate accounted for the majority of the increase, which was offset by lower charitable donations and FDIC insurance.

Income tax expense for the quarter ended December 31, 2019 was $1.2 million compared to $1.1 million for the same period in 2018.  Income tax expense for the year ended December 31, 2019 was $5.0 million compared to $5.2 million for the same period in 2018.  The effective tax rates for the three months ended December 31, 2019 and 2018 were 21.3 percent and 20.8 percent, respectively.  The effective tax rates for the twelve months ended December 31, 2019 and 2018 were 21.2 percent and 21.0 percent, respectively.

Other News

As recently announced, on January 14, 2020, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.16 per share, payable on February 11, 2020 to shareholders of record at the close of business on January 28, 2020.

On December 6, 2019, PeoplesBank closed the Fallston Financial Center located in Fallston, Maryland.  Clients who were housed at the Fallston location were reassigned to the Perry Hall Financial Center.

Construction began on a new retail location in Lancaster City at 101 N. Queen Street. This new location, which is scheduled to open in early spring 2020, will be called a Connections Center to better reflect a new approach to the traditional banking experience. The new Connections Center will feature concierge staff, interactive screens to develop personal and business vision boards, self-serve and full serve account opening, non-traditional seating, video conferencing, as well as a small teller area. This storefront location will be part of a newly updated mixed use four story building that includes retail, office and residential living in the heart of downtown Lancaster.

In October, we ended the Share Repurchase Program which began in June.  As of December 31, 2019, the Corporation repurchased 222,594 shares in the amount of $4.9 million.  Repurchased shares were retained as treasury shares to be available for future issuance, with all shares reissued as of December 31, 2019.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania.  Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company.  PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements.  Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision.  The Corporation provides greater detail regarding these as well as other factors in its 2018 Form 10-K and 2019 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings.  The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA - Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Years ended
	December 31,		December 31,
	2019	2018	2019	2018
Interest income	$21,440	$21,098	$85,317	$80,321
Interest expense	5,288	5,034	21,378	16,401
Net interest income	16,152	16,064	63,939	63,920
Provision for loan losses	200	900	2,450	2,700
Noninterest income	3,574	3,247	13,912	13,314
Noninterest expense	13,813	12,928	51,729	49,810
Income before income taxes	5,713	5,483	23,672	24,724
Provision for income taxes	1,219	1,138	5,025	5,182
Net income	$4,494	$4,345	$18,647	$19,542
Basic earnings per share	$0.46	$0.44	$1.89	$1.98
Diluted earnings per share	$0.46	$0.44	$1.88	$1.96

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2019	2018
Cash and short term investments	$131,591	$96,782
Investment securities	164,226	155,515
Loans	1,516,938	1,489,807
Allowance for loan losses	(21,066)	(19,144)
Net loans	1,495,872	1,470,663
Premises and equipment, net	25,967	24,724
Operating leases right-of-use assets	3,021	0
Goodwill	2,301	2,301
Other assets	63,567	57,495
Total assets	$1,886,545	$1,807,480

Deposits	$1,590,564	$1,495,280
Borrowed funds	89,557	122,332
Operating leases liability	3,184	0
Other liabilities	12,072	11,122
Shareholders’ equity	191,168	178,746
Total liabilities and shareholders’ equity	$1,886,545	$1,807,480

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2019	2019	2019	2019	2018	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2019	2018
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$4,494	$5,203	$4,859	$4,091	$4,345	$18,647	$19,542
Basic earnings per share	$0.46	$0.53	$0.49	$0.41	$0.44	$1.89	$1.98
Diluted earnings per share	$0.46	$0.52	$0.49	$0.41	$0.44	$1.88	$1.96
Cash dividends paid per share	$0.152	$0.152	$0.152	$0.152	$0.141	$0.608	$0.564
Tangible book value per share (2)	$19.36	$19.10	$18.69	$18.18	$17.78	$19.36	$17.78
Book value per share	$19.59	$19.33	$18.92	$18.41	$18.01	$19.59	$18.01
Average shares outstanding	9,741	9,860	9,926	9,927	9,887	9,863	9,858
Average diluted shares outstanding	9,803	9,923	9,991	9,997	9,977	9,930	9,953

Performance Ratios (%)
Return on average assets (3)	0.96	1.12	1.06	0.91	0.96	1.01	1.11
Return on average equity (3)	9.43	10.98	10.45	9.04	9.84	9.98	11.42
Net interest margin (4)	3.61	3.60	3.75	3.69	3.78	3.66	3.84
Efficiency ratio (5)	69.50	65.48	62.42	66.35	66.43	65.93	63.95
Net overhead ratio (3)(6)	2.18	2.01	1.93	2.07	2.15	2.05	2.08

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.08	0.00	0.03	0.03	0.00	0.04	0.02
Allowance for loan losses to total loans (7)	1.40	1.42	1.44	1.34	1.29	1.40	1.29
Nonperforming assets to total loans and foreclosed real estate	1.72	2.26	1.82	1.95	1.67	1.72	1.67

Capital Ratios (%)
Average equity to average assets	10.17	10.16	10.13	10.02	9.80	10.12	9.75
Tier 1 leverage capital ratio	10.71	10.50	10.58	10.58	10.46	10.71	10.46
Common equity Tier 1 capital ratio	12.64	12.33	12.49	12.16	12.15	12.64	12.15
Tier 1 risk-based capital ratio	13.31	13.00	13.16	12.84	12.83	13.31	12.83
Total risk-based capital ratio	14.56	14.25	14.42	14.09	14.08	14.56	14.08

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

(in thousands, except per share data)	2019	2019	2019	2019	2018
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Total Shareholders’ Equity	$191,168	$189,373	$187,520	$182,807	$178,746
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,312)	(2,313)	(2,314)	(2,315)	(2,316)
Tangible Shareholders’ Equity	$188,856	$187,060	$185,206	$180,492	$176,430

Common Shares Outstanding	9,756	9,794	9,909	9,930	9,925
Book Value Per Share	$19.59	$19.33	$18.92	$18.41	$18.01

Book Value Per Share	$19.59	$19.33	$18.92	$18.41	$18.01
Effect of Intangible Assets	(0.23)	(0.23)	(0.23)	(0.23)	(0.23)
Tangible Book Value Per Share	$19.36	$19.10	$18.69	$18.18	$17.78

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.